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                                                                     EXHIBIT 4.4

                   STEWART INFORMATION SERVICES  CORPORATION
                           1996 DIRECTORS' STOCK PLAN


                 1. Purpose. The 1996 Directors' Stock Plan (the "Plan") of Stewart Information Services Corporation (the "Company") for non-employee directors is intended to advance the best interests of the Company by providing non- employee directors with additional incentive and by increasing their proprietary interest in the success of the Company, thereby encouraging them to continue their service to the Company.

                 2. Award Shares. The stock subject to the provisions of the Plan shall be shares of the Company's Common Stock, $1.00 par value (or such other par value as may be designated by act of the Company's stockholders) (the "Common Stock"). The amount of the Common Stock with respect to which awards may be granted under this Plan shall not exceed 45,000 shares in the aggregate and 5,000 shares to any one individual. The shares may be treasury shares or authorized but unissued shares.

                 3. Annual Awards. Each person who is not a full-time employee of the Company or any of its subsidiaries and who shall be elected or re-elected as a director of the Company shall be awarded shares annually on the first business day following the Company's annual meeting of stockholders at which such person was elected or re-elected to serve, provided that this Plan is in effect on that day. Each person who is not a full-time employee of the Company or any of its subsidiaries and who shall be elected or re-elected as an Advisory Director of the Company shall be awarded shares annually on the first business day following the Company's annual meeting of directors at or subsequent to which such person was elected or re-elected to serve, provided that this Plan is in effect on that day.

                 The number of shares to be awarded pursuant to this Section 3 shall be the amount determined by dividing $7,500 by the fair market value of a share of the Common Stock on the date of the award. For purposes of this
Section 3, the "fair market value" of a share of stock as of any particular date shall mean the closing price of a share of stock on that date as reported in the New York Stock Exchange--Composite Transactions listing.

                 No shares awarded pursuant to this Section 3 may be disposed of by a recipient before six months after the date the shares are awarded.

                 4. Requirements of Law. The Company shall not be required to award any shares under this Plan if issuing the shares shall constitute a violation by the recipient or the Company of any provisions of any law or regulation of any governmental authority. Each award under this Plan shall be subject to the requirements that, if at any time the Board of Directors of the Company shall determine that the listing, registration or qualification of the shares upon any securities exchange or under any state or federal law of the United States or of any other country or governmental subdivision, or the consent or approval of any governmental regulatory body, or investment or other representations, are necessary or desirable in connection with such award, such award shall not be made in whole or in part unless the listing, registration, qualification, consent, approval or representations shall have been effected or obtained free of any conditions not acceptable to the Board of Directors. In the event the shares issuable pursuant to this Plan are not registered under the Securities Act of 1933, the Company may imprint on the certificate for those shares the following legend or any other legend which counsel for the Company considers necessary or advisable to comply with the Securities Act of 1933:

                 "The shares of stock represented by this certificate have not been registered under the Securities Act of 1933 or under the securities laws of any state and may not be sold or transferred except upon registration or upon receipt by the Corporation of an opinion of counsel satisfactory to the Corporation, in form and substance satisfactory to the Corporation, that registration is not required for a sale or transfer."

The Company may, but shall in no event be obligated to, register any securities covered by this Plan under the Securities Act of 1933 (as now in effect or as later amended) and, in the event any shares are registered, the Company may remove any legend on certificates representing those shares. The Company





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shall not be obligated to take any other affirmative action in order to cause awards under this Plan to comply with any law or regulation or any governmental authority.

                 5. Amendment or Termination of Plan. The Board of Directors may modify, revise or terminate this Plan at any time and from time to time. However, without the further Company stockholder approval by a majority of the votes cast at a duly held stockholders' meeting at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting on the issue, the Board of Directors may not (a) change the number of shares which may be awarded pursuant to the provisions of this Plan or (b) change the class of persons eligible to receive awards under this Plan.

                 6. Effective Date of Plan. The Plan shall become effective and shall be deemed to have been adopted on March 11, 1996, if within one year of that date it has been approved by the Company stockholders by a majority of the votes cast at a duly held stockholders' meeting at which a quorum representing a majority of all outstanding voting stock is, either in person or by proxy, present and voting on the Plan. No awards shall be made pursuant to the Plan after December 1, 2006.




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